UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported:  August 31, 2009)

Innophos Holdings, Inc.

Innophos, Inc.
(Exact name of Registrant as specified in its their Charter)

Delaware Delaware (States or other jurisdictions of incorporation)	333-129951 001-33124 (Commission File Numbers)	20-1380712 20-1380758 (IRS Employer Identification Nos.)

259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Office, including  Zip Code)

(609) 495-2495
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, our Mexican subsidiary, Innophos Mexicana S.A. de C.V, or Mexicana, is currently involved in an arbitration with its phosphate rock supplier OCP S.A., or OCP, regarding the pricing provisions under a 1992 supply agreement with OCP applicable to 2008 and 2009 rock purchases for our Mexico operations.  As currently in effect, that agreement provided an automatic renewal for a five year term commencing in September 2010, unless either party were to give notice of non-renewal prior to September 10, 2009.  On August 11, 2009, Mexicana requested OCP to join in a mutual termination of the supply agreement effective as of September 9, 2010. On August 28, 2009, Mexicana received a reply from OCP stating that it interpreted Mexicana’s request as a “unilateral termination notice,” but nevertheless was giving its own notice of termination “effective not later than September 9, 2010.”  The letter from OCP also maintained that, by giving notice, OCP did not intend to waive a claim it recently asserted in the arbitration proceedings (which claim is disputed by Innophos) that Mexicana had breached the supply agreement, possibly resulting in an award terminating the agreement prior to the 2010 expiration date.

As a result of the above exchanges, and without the further agreement of the parties or an arbitration award to the contrary, the 1992 phosphate rock supply agreement with OCP will terminate after September 9, 2010.

Innophos will continue its efforts to develop long term supply arrangements for its Mexican operations from multiple sources which could include a number of third party phosphate rock and merchant green acid (MGA) suppliers, as well as exploitation of the company’s newly acquired Mexican phosphate rock mining concessions.  Management believes that an orderly transition from OCP as a single source supplier of rock ultimately is in the best strategic interests of the company, and that, in the economic climate anticipated through 2010, the termination of the OCP agreement will not result in material adverse effects on Innophos.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By: /s/ Randolph Gress
Name: Randolph Gress Title: Chief Executive Officer and President

Dated: August 31, 2009